Exhibit 99.1

Pier 1 Imports, Inc. Hosts Analyst and Investor Store Tour Event

Provides Third Quarter Business Update

FORT WORTH, Texas--(BUSINESS WIRE)--November 9, 2010--Pier 1 Imports, Inc. (NYSE:PIR) is hosting a store event for shareholders and members of the buy- and sell-side analyst community later this morning at the Pier 1 Imports store located at 71 Fifth Avenue in Manhattan, New York, during which members of the management team will provide a general update on the Company’s business. In anticipation of this event, the Company has provided the following business update to the third quarter ending November 27, 2010.

The Company continues to see positive trends with increases in traffic, conversion and average ticket for the first two months of the third quarter and believes the comparable store sales increase for the third quarter ending November 27, 2010 will be in a range of 8 – 10% compared to last year’s third quarter comparable store sales increase of 13.7%. Merchandise margins for the third quarter are expected to be approximately 58% of sales compared to last year’s third quarter merchandise margins of 56.6% of sales.

Alex W. Smith, President and Chief Executive Officer, said, “We are pleased with our strong September and October sales results which are on top of strong sales last year. We believe this momentum will continue throughout the holiday selling season. As always, we are very diligent with controlling costs. However, to capitalize on and maintain the strong traffic and seek to maximize sales, we have added approximately $3 million of additional store payroll and marketing in the third quarter. We are upbeat on the start of our holiday selling season and look forward to the couple of months that lie ahead.”

Third Quarter Sales and Conference Call

The Company will announce fiscal 2011 third quarter sales on December 2, 2010 and will host a conference call to discuss the fiscal 2011 third quarter results at 10:00 a.m. Central Time on December 16, 2010. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 22903701.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400